Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TERRAFORM POWER, INC.

 (Amended and Restated as of October 16, 2017)

ARTICLE ONE

The name of the Corporation is TerraForm Power, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

Section 1.   Authorized Shares. The total number of shares of capital stock which the Corporation has authority to issue is 1,300,000,000 shares, consisting of:

(a)   100,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”); and

(b)   1,200,000,000 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”).

Section 2.   Preferred Stock. The Preferred Stock may be issued from time to time and in one or more series. The board of directors of the Corporation (the “Board of Directors”) is expressly authorized to determine by resolution or resolutions the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of any wholly unissued series of Preferred Stock, to fix the number of shares of any series of Preferred Stock and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors to increase or decrease (but not below the number of shares of any such series of Preferred Stock, then outstanding)

the number of shares of any such series of Preferred Stock. In the event that the number of shares of any series of Preferred Stock shall be so decreased, the shares of such series shall resume the status of shares of Preferred Stock undesignated as to series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, may differ from those of any other series at any time outstanding and may be made dependent upon facts ascertainable outside the resolutions or resolutions providing for the issue of such Preferred Stock, adopted by the affirmative vote of at least a majority of the total number of directors; provided that the manner in which such facts shall operate upon the powers, preferences and rights of, and the qualifications, limitations and restrictions thereof, if any, is clearly and expressly set forth in the resolution or resolutions providing for the issue of such series of Preferred Stock adopted by the affirmative vote of at least a majority of the total number of directors.

Unless otherwise provided in the resolution or resolutions of the Board of Directors establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall be entitled as of right to vote on any amendment or alteration of this amended and restated certificate of incorporation (this "Certificate") to authorize or create, or increase the authorized amount of, any other class or series of Preferred Stock or any alteration, amendment or repeal of any provision of any other series of Preferred Stock that does not adversely affect in any material respect the rights of the series of Preferred Stock held by such holder. Except as otherwise required by the DGCL or provided in the resolution or resolutions of the Board of Directors establishing the terms of a series of Preferred Stock, no holder of Class A Common Stock, as such, shall be entitled to vote on any amendment or alteration of this Certificate that alters, amends or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to this Certificate or pursuant to the DGCL.

Section 3.   Class A Common Stock. (a) Voting Rights. Except as may be provided in this Certificate or any duly authorized certificate of designation for any series of Preferred Stock or required by law, the holders of Class A Common Stock shall have voting rights on all matters presented to stockholders of the Corporation, with each holder of Class A Common Stock being entitled to one vote for each share of Class A Common Stock held of record by such holder on such matters.

(b)   Dividends and Other Distributions.

(i)   The holders of Class A Common Stock shall be entitled to receive all dividends and distributions (whether payable in cash or otherwise) as may from time to time be declared by the Board of Directors in respect of the Class A Common Stock out of the assets or funds of the Corporation legally available for the payment thereof, at such times and in such amounts as the Board of Directors in its discretion shall determine, and shall share equally on a per share basis in all such dividends and distributions.

(ii)   In no event will any stock dividends, stock splits, reverse stock splits, combinations of stock, reclassifications or recapitalizations be declared or made on any shares of Class A Common Stock unless, contemporaneously therewith, all of the shares of Class A Common Stock at the time outstanding are treated in the same proportion and the same manner.

(c)   Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, and after the payment or the provision for payment of the par value of the shares of Class A Common Stock, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.

Section 4.   Restrictions on Transfer. (a) Restricted Transfers. (i) Except (A) through a Secondary Market Transaction, (B) pursuant to prior authorization obtained from the Federal Energy Regulatory Commission (the “FERC”) under Section 203 of the Federal Power Act, and (C) through any purchase or other acquisition by or transfer among members of the Sponsor Group in respect of which no prior authorization from the FERC is required, no Person shall purchase or otherwise acquire (whether through the conversion or exchange of securities convertible into or exchangeable for shares of Class A Common Stock or otherwise), and no stockholder of the Corporation shall transfer to any Person, shares of Class A Common Stock such that, after giving effect to such purchase, acquisition or other transfer, the transferee, together with its FERC Affiliates, would beneficially own, control and/or hold power to vote sufficient Class A Common Stock to exercise Utility

Control without the prior written consent of the Board of Directors, (ii) from and after the Ownership Restriction Effective Date but prior to the Ownership Restriction Termination Date, no Disqualified Person shall directly or indirectly purchase or otherwise acquire (whether through the conversion or exchange of securities convertible into or exchangeable for shares of Capital Stock or otherwise), and no stockholder of the Corporation shall directly or indirectly transfer to any Disqualified Person, shares of Capital Stock such that, after giving effect to such purchase, acquisition or other transfer, (A) such Disqualified Person would beneficially own or constructively own, in each case as determined for the purposes of Section 168(h)(6)(F)(iii) of the Code, shares of Capital Stock equal to or in excess of the Stock Ownership Limit (or, in the case of an Excepted Holder, the Excepted Holder Limit) or, if such Disqualified Person was already a beneficial or constructive owner of shares of Capital Stock equal to or in excess of the Stock Ownership Limit (or, in the case of an Excepted Holder, the Excepted Holder Limit) at the time of such purchase, acquisition or other transfer would increase its beneficial or constructive ownership of shares of Capital Stock and (B) Disqualified Persons beneficially or constructively owning, in each case as determined for purposes of Section 168(h)(6)(F)(iii) of the Code, shares of Capital Stock equal to or in excess of the Stock Ownership Limit would in the aggregate own shares of Capital Stock equal to or in excess of 40% in value of the aggregate of the outstanding shares of Capital Stock (each such purchase, acquisition or other transfer described in clause (i) or (ii) above, a “Restricted Transfer”).

(b)   Purported Transfer in Violation of Restrictions. (i) Unless the written approval of the Board of Directors is obtained with respect to a Restricted Transfer under Section 4(a)(i) of this ARTICLE FOUR, such purported Restricted Transfer shall be null and void ab initio and (ii) if any purchase, acquisition or other transfer of Capital Stock occurs which, if effective, would result in a Restricted Transfer in violation of Section 4(a)(ii) of this ARTICLE FOUR, then the purchase, acquisition or other transfer of that number of shares of Capital Stock that otherwise would result in a violation of Section 4(a)(ii) of this ARTICLE FOUR shall be null and void ab initio and, in the case of clauses (i) and (ii) above, such purported transfer shall not be effective to transfer record, beneficial, legal or other ownership of such shares of Capital Stock, the purported transferee shall not be entitled to any rights as a stockholder of the Corporation with respect to such shares of Capital Stock (including, without limitation, the right to vote or to receive dividends with respect thereto), and all rights as a stockholder of the Corporation with respect to such shares of Capital Stock purported to have been transferred shall remain in the purported transferor.

(c)   Remedies for Breach. If the Board of Directors shall at any time determine that a Restricted Transfer has taken place or that a Person intends to acquire or has attempted to acquire shares of Capital Stock in a Restricted Transfer (whether or not such violation is intended), the Board of Directors shall be entitled to take such action as it deems necessary, appropriate or desirable to refuse to give effect to or to prevent such Restricted Transfer, including causing the Corporation to redeem shares, refusing to give effect to such Restricted Transfer on the books of the Corporation or instituting proceedings to enjoin such Restricted Transfer; provided, however, that any Restricted Transfer or attempted Restricted Transfer shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors.

(d)   Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire shares of Capital Stock in a Restricted Transfer shall immediately give written notice to the Corporation of such event or, in the case of such an attempted or intended Restricted Transfer, give at least fifteen (15) days’ prior written notice, and shall provide to the Corporation such other information as the Corporation may from time to time request in order to determine the effect, if any, of such transfer on the Corporation’s (or its affiliates’) ability to qualify for certain investment tax credits or other federal income tax credits and to ensure compliance with the Stock Ownership Limit.

(e)   Owners Required to Provide Information. Prior to the Ownership Restriction Termination Date, each Person who is a beneficial owner or constructive owner, in each case as determined for the purposes of Section 168(h)(6)(F)(iii) of the Code, of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a beneficial owner or constructive owner, in each case as determined for the purposes of Section 168(h)(6)(F)(iii) of the Code, shall provide to the Corporation such information or certifications as the Corporation may request, in good faith, in order to determine whether such owner or holder is a Disqualified Person and whether the Corporation (or its affiliate) has the ability to qualify for certain investment tax credits or other federal income tax credits and benefits for renewable energy facilities and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Stock Ownership Limit.

(f)   Purchasers May Request Information. The Corporation, at its election, shall either (i) upon the reasonable request of a bona fide prospective purchaser of Capital Stock that is or may be a Disqualified Person, provide such prospective purchaser with the Corporation’s calculation of the then current percentage of Capital Stock it believes to be held by Disqualified Persons based solely on information that it may have received pursuant to Section 4(e) of this ARTICLE FOUR or (ii) provide such information from time to time in a publicly available manner, including by posting such information on the Corporation’s website. Notwithstanding the foregoing, to the fullest extent permitted by law, the Corporation shall have no liability for providing such information or for the accuracy or completeness of such information, and the provision of such information shall not impair the rights, power or remedies of the Corporation available pursuant to this ARTICLE FOUR or otherwise available by law.

(g)   Remedies Not Limited. Nothing contained in this Section 4 of ARTICLE FOUR shall limit the authority of the Board of Directors to take such other action as it deems necessary, appropriate or desirable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s (or its affiliates’) ability to qualify for certain investment tax credits or other federal income tax credits and benefits for renewable energy facilities.

(h)   Ambiguity. In the case of an ambiguity in the application of any of the provisions of, or any definition contained in, this Section 4 of ARTICLE FOUR, the Board of Directors shall have the power to determine the application of the provisions of, or definitions contained in, this Section 4 of ARTICLE FOUR with respect to any situation based on the facts known to it. In the event this Section 4 of ARTICLE FOUR requires an action by the Board of Directors and this Certificate fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Section 4 of ARTICLE FOUR.

(i)   Exceptions.

(i)   The Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Stock Ownership Limit by establishing or increasing an Excepted Holder Limit (prospectively or retroactively) for such Person if the Corporation obtains such representations, covenants, undertakings or information as the Board of Directors determines are reasonably necessary in order to conclude that granting the exemption or establishing or increasing the Excepted Holder Limit, as the case may be, will not cause the Corporation (or its affiliates) to fail to qualify for certain investment tax credits or other federal income tax benefits available for renewable energy facilities.

(ii)   The Board of Directors may only reduce the Excepted Holder Limit applicable to any Excepted Holder: (1) with the written consent of such Excepted Holder or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment or increase of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Stock Ownership Limit.

(j)   Increase or Decrease in Stock Ownership Limit. The Board of Directors may from time to time, in its sole discretion, increase or decrease the Stock Ownership Limit; provided, however, that the decreased Stock Ownership Limit will not be effective for any Person whose percentage ownership of Capital Stock is in excess of such decreased Stock Ownership Limit until such time as such Person’s percentage ownership of Capital Stock equals or falls below the decreased Stock Ownership Limit, but any further acquisition of Capital Stock in excess of such percentage ownership of Capital Stock by such Person will be in violation of the Stock Ownership Limit.

(k)   Legend. Each certificate, if any, or any notice in lieu of any certificate, for shares of Capital Stock issued after the date hereof shall bear a legend summarizing the restrictions on ownership and transfer contained herein. Instead of a legend, the certificate, if any, may state that the Corporation will furnish a full statement about certain restrictions on ownership and transferability to a stockholder on request and without charge.

(l)   Certain Definitions. For purposes of this Section 4 of ARTICLE FOUR:

      “Capital Stock” means mean all classes or series of stock of the Corporation, including, without limitation, Class A Common Stock and Preferred Stock.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Disqualified Person” means a Person that is a “tax-exempt entity” as defined in Section 168(h)(2) of the Code (excluding any foreign Person or entity and including any former tax-exempt organization within the meaning of Section 168(h)(2)(E) of the Code and any “tax-exempt controlled entity” within the meaning of Section 168(h)(6)(F)(iii) of the Code if such entity has not made the election under Section 168(h)(6)(F)(ii) of the Code for all applicable taxable years).

      “Excepted Holder” means a Person for whom an Excepted Holder Limit is established by the Board of Directors pursuant to Section 4(h) of this ARTICLE FOUR.

      “Excepted Holder Limit” means, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors for such Excepted Holder pursuant to Section 4(h) of this ARTICLE FOUR and subject to adjustment pursuant to Section 4(h) of this ARTICLE FOUR, the percentage limit established by the Board of Directors pursuant to Section 4(h) of this ARTICLE FOUR.

      “FERC Affiliate” means, with respect to any Person, any other Person that would be considered an affiliate of such Person for purposes of Section 203 of the Federal Power Act and the rules, regulations and precedents of the FERC thereunder.

      “Ownership Restriction Effective Date” means the day on which a member of the Sponsor Group has filed public notice with the Securities and Exchange Commission or has provided public notice on the Corporation’s or Sponsor Parent’s website that the Sponsor Group beneficially owns less than 50% of the issued and outstanding Class A Common Stock.

      “Ownership Restriction Termination Date” means the day on which the Board of Directors determines that compliance with any or all of the restrictions and limitations on beneficial ownership, constructive ownership and transfers of shares of Capital Stock set forth in Section 4 of this ARTICLE FOUR is no longer required for the purposes of the Corporation (or its affiliates) qualifying for certain investment tax credits or other federal income tax benefits for renewable energy facilities or otherwise is no longer in the best interests of the Corporation.

      “Secondary Market Transaction” means a purchase or sale of Class A Common Stock by a third-party investor (i) occurring while the Class A Common Stock is publicly traded on a national securities exchange, (ii) to which neither the Corporation nor any of its subsidiaries is a party, (iii) over which neither the Corporation nor any of its subsidiaries has control, and (iv) of which neither the Corporation nor any of its subsidiaries have prior notice. A Secondary Market Transaction does not include, among other things, any purchase or sale of the Class A Common Stock in connection with the initial issuance or offering of Class A Common Stock or any reacquisition of Class A Common Stock by the Corporation.

      “Stock Ownership Limit” means 5% in value of the aggregate of the outstanding shares Capital Stock, or such other percentage determined by the Board of Directors in accordance with Section 4(i) of this ARTICLE FOUR.

      “Utility Control” means the power to direct or cause the direction of the management and policies of the Corporation and shall be deemed to exist if a Person and its FERC Affiliates in the aggregate directly and/or indirectly own, control and/or hold with power to vote shares of Class A Common Stock representing 10% or more of the outstanding voting power of the Corporation.

Section 5.   Stock Exchange Transactions. Nothing in this ARTICLE FOUR shall preclude the settlement of any transaction entered into through the facilities of The NASDAQ Stock Market LLC, the New York Stock Exchange or other national stock exchange on which the Corporation’s shares of Capital Stock are listed, or any successor stock exchange thereto, or any other automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this ARTICLE FOUR, and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this ARTICLE FOUR.

Section 6.   Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this ARTICLE FOUR.

Section 7.   Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right under this ARTICLE FOUR shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Section 8.   Severability. If any provision of this ARTICLE FOUR or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected, and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

Section 1.   Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate or the Bylaws of the Corporation (as amended and restated and as may be further amended, restated or supplemented from time to time, the “Bylaws”), the directors are hereby empowered to exercise all such powers and to do all such acts and things as may be exercised or done by the Corporation.

Section 2.   Initial Size and Composition of Board of Directors. (a) As of the Effective Time and until the date on which the MSA is no longer in effect, the number of directors which constitutes the entire Board of Directors shall be seven (7).

(b)   The Board of Directors in place as of the Effective Time shall be comprised of:

(i)   four (4) individuals designated by Sponsor to the Board of Directors; and

(ii)   three (3) individuals that are Independent designated in accordance with the terms of the Merger and Sponsorship Transaction Agreement, dated as of March 6, 2017, between the Corporation, Sponsor and BRE TERP Holdings Inc. (“Merger Sub”), as it may have been amended from time to time.

Section 3.   Board Election and Appointment Following the Effective Time.

(a)    Following the Effective Time and for so long as the MSA is in effect, directors will be recommended by the committee of the Board of Directors designated as the “Corporate Governance and Nominations Committee” (the “Governance Committee”) to the Board of Directors for inclusion in the slate of Board of Directors-recommended nominees for election to the Board of Directors by the holders of Class A Common Stock in connection with each Election Meeting; provided, however, that:

(i)   for so long as the Corporation qualifies for the Controlled Company Exemption:

(A)   three (3) of the seven (7) directors on the Board of Directors shall be Independent and shall be designated to the Board of Directors for inclusion in the slate of Board of Directors-recommended nominees by a majority of the Non-Sponsor Independent Directors then in office after consulting and considering in good faith the views of the entire Board of Directors; and

(B)   subject to Section 3(c) of this ARTICLE SIX, four (4) of the seven (7) directors on the Board of Directors shall be designated by Sponsor to the Governance Committee for inclusion in the slate of Board-recommended nominees; and

(ii)   from and after the date on which the Corporation no longer qualifies for the Controlled Company Exemption:

(A)   three (3) of the directors on the Board of Directors shall be Independent and shall be designated to the Board of Directors for inclusion in the slate of Board of Directors-recommended nominees by a majority of the Non-Sponsor Independent Directors then in office after consulting and considering in good faith the views of the entire Board of Directors; and

(B)   subject to Section 3(c) of this ARTICLE SIX, any directors in addition to the three (3) directors specified in Section 3(a)(ii)(A) of this ARTICLE SIX on the seven (7) member Board of Directors required by the rules and regulations of The NASDAQ Stock Market LLC or, if the shares of Class A Common Stock are listed on another primary securities exchange, of the securities exchange on which shares of Class A Common Stock of the Corporation are listed at such time (the “Stock Exchange Rules”) to be Independent shall be Independent and shall be designated by Sponsor to the Governance Committee for inclusion in the slate of Board-recommended nominees; and

(C)   subject to Section 3(c) of this ARTICLE SIX, the remaining directors shall be designated by Sponsor to the Governance Committee for inclusion in the slate of Board-recommended nominees.

(b)   Following the Effective Time, from and after the date on which the MSA is no longer in effect, directors will be recommended by the Governance Committee to the Board of Directors for inclusion in the slate of Board of Directors-recommended nominees for election to the Board of Directors by the holders of Class A Common Stock in connection with each Election Meeting; provided, however, that, subject to Section 3(c) of this ARTICLE SIX, Sponsor will be entitled to designate the following number of Sponsor Directors for inclusion in the slate of Board of Directors-recommended nominees for election at each such Election Meeting:

(i)   four (4) Sponsor Directors if the Sponsor Group beneficially owns more than 50% of the issued and outstanding Class A Common Stock;

(ii)   three (3) Sponsor Directors if the Sponsor Group beneficially owns at least 38% but less than or equal to 50% of the issued and outstanding Class A Common Stock;

(iii)   two (2) Sponsor Directors if the Sponsor Group beneficially owns at least 26% but less than 38% of the issued and outstanding Class A Common Stock; and

(iv)   one (1) Sponsor Director if the Sponsor Group beneficially owns at least 14% of the issued and outstanding Class A Common Stock;

provided, further, that if the Board of Directors is comprised of more than seven (7) directors, Sponsor shall be entitled to designate for inclusion in the slate of Board of Directors-recommended nominees for election at each Election Meeting the greater of (x) the number of directors Sponsor is otherwise entitled to designate pursuant to Section 3 of this ARTICLE SIX and (y) the number of directors equal to the percentage of shares of Class A Common Stock beneficially owned by the Sponsor Group multiplied by the number of directors constituting the entire Board of Directors, rounded down to the nearest whole number of directors.

(c)   The Governance Committee shall review and consider all proposed Sponsor Directors and Sponsor Independent Directors for recommendation for nomination by the Board of Directors and election to the Board of Directors by the holders of Class A Common Stock. None of the Governance Committee, the Board of Directors or the Corporation shall be under any obligation to nominate and recommend a proposed Sponsor Director or Sponsor Independent Director if, as determined in good faith by the Governance Committee or the Board of Directors, (i) in the case of a Sponsor Independent Director, such nominee would fail to meet the independence standard of the Stock Exchange Rules; (ii) service by such nominee as a director would violate applicable law or applicable Stock Exchange Rules; or (iii) the nomination or recommendation of such nominee would violate the fiduciary duties of the members of the Governance Committee or Board of Directors; provided, in each such case, that the Corporation shall provide Sponsor with a reasonable opportunity to designate a Director Replacement pursuant to Section 3(f) of this ARTICLE SIX.

(d)   Sponsor shall give written notice to the Governance Committee of each designee that is a Sponsor Director and Sponsor Independent Director (i) in the case of the first annual meeting of the Corporation following the Effective Time, no later than February 28, 2018 and (ii) in the case of annual meetings thereafter, no later than the date that is sixty (60) days prior to the date that the Corporation’s annual proxy statement for the prior year was first mailed to the Corporation’s stockholders; provided, however, that if Sponsor fails to give such notice in a timely manner, then Sponsor shall be deemed to have nominated the incumbent Sponsor Directors and Sponsor Independent Directors.

(e)   Subject to Sections 3(c) and 3(f) of this ARTICLE SIX, the Board of Directors, including the Governance Committee, shall include the Sponsor Directors, the Sponsor Independent Directors and the Non-Sponsor Independent Directors, in each case designated in accordance with Sections 3(a) and 3(b) of this ARTICLE SIX, in the slate of Board of Directors-recommended nominees for election as a director at each Election Meeting and recommend that the Corporation’s stockholders vote in favor of the election of each Sponsor Director, Sponsor Independent Director and Non-Sponsor Independent Director.

(f)   If any Sponsor Director or Sponsor Independent Director (i) is unwilling to serve as a nominee for election as a director or to serve as a director, for any reason, (ii) is determined not to be appropriate for such individual to serve as director by the Governance Committee or the Board of Directors pursuant to Section 3(c) of this ARTICLE SIX, (iii) fails to be elected at an Election Meeting solely as a result of such Sponsor Director or Sponsor Independent Director failing to receive the requisite number of votes or (iv) is to be substituted by Sponsor (with the relevant Sponsor Director’s or Sponsor Independent Director’s consent and resignation) for election at an Election Meeting, Sponsor shall have the right to submit the name of a replacement for each such Sponsor Director or Sponsor Independent Director (each, a “Director Replacement”) to the Governance Committee for its approval and who shall, if so approved, serve as the nominee for election as director or serve as director, upon election, in accordance with the terms of this Section 3. For each proposed Director Replacement that is not approved by the Governance Committee, Sponsor shall have the right to submit another proposed Director Replacement to the Governance Committee for its approval on the same basis as set forth in the immediately preceding sentence. Sponsor shall have the right to continue submitting the name of a proposed Director Replacement to the Governance Committee for its approval until the Governance Committee approves that Director Replacement to serve as a nominee for election as director or to serve as a director upon election.

Section 4.   Changes to Size of Board. As of the date on which the MSA is no longer in effect, and subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, any changes to the number of directors constituting the entire Board of Directors shall be such as from time to time shall be determined by, or in the manner provided in, the Bylaws. Subject to the rights of the holders of any series of Preferred Stock, newly created directorships resulting from an increase in the size of the Board of Directors may be filled in the manner provided in the Bylaws. Each director shall hold office until the next annual meeting of stockholders of the Corporation and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Nothing in this Certificate shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

Section 5.   Resignation and Appointment of Sponsor Directors. Following the termination of the MSA, if the number of Directors that Sponsor is entitled to designate pursuant to Section 3(b) of this ARTICLE SIX changes as a result of a change in the level of ownership of Voting Securities by the Sponsor Group and such change results in:

(a)   the number of Directors that Sponsor is entitled to designate pursuant to Section 3(b) of this ARTICLE SIX being less than the number of Sponsor Directors then in office, then, as soon as reasonably practicable upon the request of a majority of the non-Sponsor Directors on the Board of Directors at such time, Sponsor shall cause the appropriate number of Sponsor Directors then in office to tender their resignations to the Board of Directors in order that the number of Sponsor Directors may be adjusted to reflect Sponsor’s entitlement to designate its proportionate share of Directors to the Board of Directors based on the percentage of outstanding Voting Securities owned by the Sponsor Group at such time as set forth in Section 3(b) of this ARTICLE SIX; and

(b)   the number of Directors that Sponsor is entitled to designate pursuant to Section 3(b) of this ARTICLE SIX being more than the number of Sponsor Directors then in office, then, Sponsor may at any time designate the number of individuals that Sponsor is entitled to designate for appointment to the Board of Directors in order that the number of Sponsor Directors may be increased to reflect Sponsor’s entitlement to designate its proportionate share of Directors to the Board of Directors based on the percentage of outstanding Voting Securities owned by the Sponsor Group at such time as set forth in Section 3(b) of this ARTICLE SIX and, subject to Section 3(c) of this ARTICLE SIX, the Board of Directors shall as soon as reasonably practicable take all actions necessary to appoint such designees to the Board of Directors.

Section 6.   Agreement to Vote. With respect to the election and removal of the Non-Sponsor Independent Directors, for so long as the MSA is in effect, (a) all Voting Securities beneficially owned by any member of the Sponsor Group shall be voted (or abstained from voting), in the same proportion as the Voting Securities that are voted (or abstained from voting) by stockholders other than any member of the Sponsor Group or any group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) which includes any member of the Sponsor Group and (b) all Voting Securities beneficially owned by any member of the Sponsor Group shall be present at any stockholder meeting.

Section 7.   Certain Definitions. For purposes of this Certificate:

      “beneficially own”, unless otherwise specified herein, has the meaning given such term in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, and a Person’s beneficial ownership of shares of Class A Common Stock shall be calculated in accordance with the provisions of such rules; provided, however, that, unless otherwise specified herein, for purposes of determining beneficial ownership, (i) a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities, (ii) no Person shall be deemed beneficially to own any security solely as a result of the Governance Agreement and (iii) Sponsor shall be deemed not to be the beneficial owner of any security solely due to Sponsor’s right to receive shares of Class A Common Stock pursuant to Section 6.17 of the Merger and Sponsorship Transaction Agreement, dated as of March 6, 2017 between the Corporation, Sponsor and Merger Sub so long as such shares have not been issued to Sponsor.

      “Conflicts Committee” means the committee of the Board of Directors in existence as of the Effective Time designated as the “Conflicts Committee” which shall comprise three (3) Non-Sponsor Independent Directors.

      “Controlled Affiliate” means, with respect to any Person, any other Person controlled by such Person. For purposes of this definition, “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

      “Controlled Company Exemption” with respect to the Corporation means that the Corporation qualifies for the “controlled company” exemption under applicable Stock Exchange Rules based on the level of beneficial ownership of Voting Securities by members of the Sponsor Group.

      “Effective Time” means the effective time of the merger of Merger Sub with and into the Corporation pursuant to the Merger and Sponsorship Transaction Agreement, dated as of March 6, 2017, between the Corporation, Sponsor and Merger Sub, as amended, supplemented or modified from time to time.

      “Election Meeting” means each annual or special meeting of the stockholders of the Corporation at which directors are to be elected.

      “Independent” means, with respect to any person that serves as a director or is nominated or designated to serve as a director at any time, the satisfaction by such person of the requirements to be “independent” under the applicable rules and regulations of the Securities and Exchange Commission (or any successor agency) and the Stock Exchange Rules.

      “Independent Directors” means the Non-Sponsor Independent Directors and the Sponsor Independent Directors.

      “MSA” means that certain Master Services Agreement, dated as of the date hereof, by and among Brookfield Asset Management Inc., BRP Energy Group L.P., Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P., Brookfield Global Renewable Energy Advisor Limited, the Corporation, TerraForm Power, LLC and TerraForm Power Operating, LLC, as amended from time to time.

      “Non-Sponsor Independent Directors” means the directors who are Independent and are (i) designated initially pursuant to Section 2(b)(ii) of this ARTICLE SIX and serve as directors on the Board of Directors as of the Effective Time, (ii) following the Effective Time, designated and recommended by the directors who are Independent (other than any Sponsor Independent Directors) pursuant to Section 3 of this ARTICLE SIX and elected to the Board of Directors or (iii) appointed by the directors described in clause (i) or (ii) of this definition to fill a vacancy on the Board of Directors that such directors are entitled to fill in accordance with Section 3 of ARTICLE NINE hereof.

      “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

      “Sponsor” means, initially, Orion US Holdings 1 L.P., a Delaware limited partnership and, subsequently, any member of the Sponsor Group that is party to the Governance Agreement and is designated as the Sponsor pursuant to the Governance Agreement (as defined below).

      “Sponsor Directors” means directors who are (i) designated initially pursuant to Section 2(b)(i) of this ARTICLE SIX and serve as directors on the Board of Directors as of the Effective Time, (ii) following the Effective Time, designated by Sponsor to the Governance Committee pursuant to Section 3 of this ARTICLE

SIX for its recommendation to the Board of Directors for election by the holders of Class A Common Stock and elected by the holders of Class A Common Stock to serve as directors on the Board of Directors or (iii) appointed by the directors described in clause (i) or (ii) to fill a vacancy on the Board of Directors that such directors are entitled to fill pursuant to Section 3 of ARTICLE NINE hereof.

      “Sponsor Group” means Sponsor Parent and all Controlled Affiliates of Sponsor Parent (other than the Corporation and its Controlled Affiliates).

      “Sponsor Independent Directors” means directors who are Independent and are (i) designated by Sponsor to the Governance Committee for its recommendation to the Board of Directors for election by the holders of Class A Common Stock pursuant to Section 3(a)(ii)(B) of this ARTICLE SIX and elected by the holders of Class A Common Stock to serve as directors on the Board of Directors or (ii) appointed by the Sponsor Directors to fill a vacancy on the Board of Directors that the Sponsor Directors are entitled to fill pursuant to Section 3 of ARTICLE NINE hereof.

      “Sponsor Parent” means Brookfield Asset Management Inc., a corporation existing under the laws of Ontario.

      “Voting Securities” means, at any time, (i) the Class A Common Stock and (ii) shares of any other class of capital stock of the Corporation then entitled to vote generally in the election of directors of the Corporation.

ARTICLE SEVEN

Section 1.   Amendments to Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, amend, alter, change, add to or repeal the Bylaws by the affirmative vote of a majority of the total number of directors then in office in addition to any other vote otherwise required by law; provided that any such action to make, amend, alter, change, add to or repeal any provision in the Bylaws (i) requiring the approval of the Conflicts Committee, (ii) setting forth the standards for the “independence” that shall be applicable to independent directors on the Board of Directors and the process for nomination to the Board of Directors, and election by the shareholders of the Corporation, of independent directors and (iii) setting out the manner in which the Governance Agreement, dated as of the date hereof (as may be amended from time to time, the “Governance Agreement”), among the Corporation, Orion US Holdings 1 L.P., and any other member of the Sponsor Group that is party thereto from time to time in accordance with its terms, is amended shall, in each case, also require the approval of the Conflicts Committee and, for so long as the Governance Agreement is in effect, Sponsor; provided, further, that any such action to make, amend, alter, change, add to or repeal any provision in the Bylaws relating to the designation, appointment, removal, replacement, powers or duties of the officers of the Corporation shall also, for so long as the Governance Agreement is in effect, require the approval of Sponsor.

Section 2.   Committees. The authority of the Board of Directors to designate committees of the Board of Directors and to delegate to any committee of the Board of Directors any power or authority of the Board of Directors shall be as provided in the Bylaws; provided that any action to make, amend, alter, change, add to or repeal any provision in the charter of the Conflicts Committee or any action to amend, revoke, alter, change, add to, or repeal any power or authority of the Board of Directors delegated to the Conflicts Committee shall, in each case, require the approval of the Conflicts Committee and, for so long as the Governance Agreement is in effect, Sponsor.

ARTICLE EIGHT

Section 1.   Indemnification; Limitation of Liability. (a)    To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, and except as otherwise provided in the Bylaws, (i) no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders; and (ii) the Corporation shall indemnify and advance expenses to its officers and directors.

(b)   Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation in respect of any act, omission or condition existing or event or circumstance occurring prior to the time of such repeal or modification.

ARTICLE NINE

Section 1.   Voting in Election of Directors. Except as provided in this Certificate and any duly authorized certificate of designation for any series of Preferred Stock, each director shall be elected by the affirmative vote of the majority of the votes cast with respect to such director (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) at any Election Meeting at which a quorum is present; provided that each director shall be elected by a plurality of the votes cast (instead of by votes cast for or against a nominee) at any Election Meeting at which a quorum is present for which the Board of Directors determines that the number of nominees exceeds the number of directors to be elected at such election, and such determination has not been rescinded by the Board of Directors on or prior to the tenth day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders (a “Contested Election”). In an election other than a Contested Election, stockholders will be given the choice to cast votes “for” or “against” the election of directors or to “abstain” from such vote (with abstentions and broker non-votes not counted as a vote cast “for” or “against” the election of such candidate), and stockholders shall not have the ability to cast any other vote with respect to such election of directors. In a Contested Election, stockholders will be given the choice to cast “for” or “withhold” votes for the election of directors and shall not have the ability to cast any other vote with respect to such election of directors.

Section 2.   Removal of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect and remove directors (with or without cause) and fill the vacancies thereby created (as specified in any duly authorized certificate of designation of any series of Preferred Stock), one or more or all directors may be removed from office with or without cause by the vote of the holders of shares of Class A Common Stock representing a majority of the issued and outstanding shares of Class A Common Stock; provided that the removal of any director shall take place at an annual meeting of stockholders or at a special meeting of stockholders called for such purpose.

Section 3.   Vacancies in the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to remove directors and fill the vacancies thereby created (as specified in any duly authorized certificate of designation of any series of Preferred Stock), and to Sections 3(c) and (f) of ARTICLE SIX, vacancies occurring on the Board of Directors for any reason may be filled by a vote of a majority of the remaining members of the Board of Directors then in office, although less than a quorum; provided, however, that:

(a)   in the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Sponsor Director (other than a vacancy created by the retirement, resignation or removal of a Sponsor Director necessary to adjust the number of Sponsor Directors then in office in accordance with Section 5(a) of ARTICLE SIX), a majority vote of the remaining Sponsor Directors then in office shall appoint the director to fill the vacancy created thereby;

(b)   in the event a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Non-Sponsor Independent Director, a majority vote of the remaining Non-Sponsor Independent Directors then in office shall appoint the director to fill the vacancy created thereby; and

(c)   in the event a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Independent Director, a director appointed pursuant to this Section 3 of ARTICLE NINE shall be Independent.

A person so elected by the Board of Directors to fill a vacancy shall hold office until the next annual meeting of stockholders of the Corporation and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Section 4.   Officers. For so long as the Governance Agreement remains in effect, to the extent the Sponsor has, pursuant to its contractual rights under the Governance Agreement, designated any of the chief executive officer, the chief financial officer or the general counsel of the Corporation (each, a “Sponsor Designated Officer”) for appointment by the Board of Directors, Sponsor may remove any such Sponsor Designated Officer at Sponsor’s discretion subject to advising the Conflicts Committee prior to such removal and provision to the Conflicts Committee of the rationale therefor. In addition to the foregoing, while the Governance Agreement remains in effect, the Board of Directors also may remove a Sponsor Designated Officer for cause after consulting in good faith with Sponsor with respect to such removal. The removal of any Sponsor Designated Officer pursuant to this Section 4 of ARTICLE NINE shall be effective immediately upon written notice of such removal to the Board of Directors.

ARTICLE TEN

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

ARTICLE ELEVEN

Any action required or permitted to be taken by the Corporation’s stockholders may be effected only at a duly called annual or special meeting of the Corporation’s stockholders and the power of stockholders to consent in writing without a meeting is specifically denied. The foregoing is subject to the rights of holders of any series of Preferred Stock to act by written consent as specified in any duly authorized certificate of designation of any series of Preferred Stock. Except as otherwise required by law, a special meeting of stockholders of the Corporation may be called by (i) the chairperson of the Board of Directors, (ii) the Lead Independent Director (as defined in the Bylaws), if any, (iii) the Board of Directors pursuant to a duly adopted resolution or (iv) the secretary of the Corporation upon the written request, stating the purpose of such meeting, of the holders of a majority of the shares of Class A Common Stock then outstanding.

ARTICLE TWELVE

Section 1.   Corporate Opportunities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any Corporate Opportunity presented to Sponsor, any of its Affiliated Companies or any Dual Role Person, to the extent set forth in this ARTICLE TWELVE and subject to any written contractual agreement in effect from time to time between the Corporation or any of its Affiliated Companies, on the one hand, and Sponsor Parent or any of its Affiliated Companies, on the other hand. The Corporation acknowledges that this ARTICLE TWELVE renounces specified business opportunities as contemplated by Section 122(17) of the DGCL. Nothing in this ARTICLE TWELVE shall amend or modify in any respect any written contractual agreement between Sponsor Parent or its Affiliated Companies, on the one hand, and the Corporation or any of its Affiliated Companies, on the other hand.

(a)   In the event that Sponsor Parent, any of its Affiliated Companies or any Dual Role Person acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity, none of the Corporation or any of its Affiliated Companies shall, to the fullest extent permitted by law, have any interest or expectancy in such Corporate Opportunity. None of Sponsor Parent, its Affiliated Companies or any Dual Role Person shall have a duty to communicate or offer to the Corporation or any of its Affiliated Companies, or refrain from engaging directly or indirectly in, any Corporate Opportunity, and may pursue or acquire such Corporate Opportunity for themselves or direct such Corporate Opportunity to another Person.

(b)   No Dual Role Person (i) shall have any duty to communicate or offer to the Corporation or any of its Affiliated Companies any Corporate Opportunity, (ii) shall be prohibited from communicating or offering any Corporate Opportunity to (x) Sponsor Parent, any of its Affiliated Companies of which such Dual Role Person is an employee, agent, representative, officer or director or (y) if not an employee, agent, representative, officer of director of Sponsor Parent or any of its Affiliated Companies, any Power Generation Business of which such Dual Role Person is an employee, agent, representative, officer or director and (iii) to the fullest extent permitted by the DGCL, shall have any liability to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation, as the case may be, resulting from (x) the failure to communicate or offer to the Corporation or any of its Affiliated Companies any Corporate Opportunity or (y) the communication or offer to Sponsor Parent, any of its Affiliated Companies of which such Dual Role Person is an employee, agent, representative, officer or director or any Power Generation Business of which such Dual Role Person is an employee, agent, representative, officer or director, as applicable, of any Corporate Opportunity.

Section 2.   Certain Matters Deemed not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this ARTICLE TWELVE, the Corporation renounces any interest or expectancy of the

Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any business opportunity that (i) the Corporation is not financially able or contractually permitted or legally able to undertake, (ii) is not in the Corporation’s line of business, (iii) is of no practical advantage to the Corporation or (iv) in which the Corporation has no interest or reasonable expectancy.

Section 3.   Certain Definitions. For purposes of this ARTICLE TWELVE:

      “Affiliated Company” means (i) with respect to the Corporation, any Person controlled by the Corporation and (ii) with respect to Sponsor Parent, any Person controlled by Sponsor Parent, other than the Corporation and any Person controlled by the Corporation. For purposes of this definition, “controlled by” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

      “Corporate Opportunity” means any potential transaction, corporate opportunity or other matter within the same or similar business activities or related lines of business as those in which the Corporation or any of its Affiliated Companies may engage, or other business activities that overlap with or compete with those in which the Corporation or any of its Affiliated Companies, directly or indirectly, participates; provided that a Restricted Opportunity shall not be a Corporate Opportunity.

      “Dual Role Person” means (i) any individual who is an officer or director of the Corporation and is also an employee, officer or director of Sponsor Parent or any of its Affiliated Companies or (ii) any individual who is a director of the Corporation and is otherwise an employee, officer or director of a Power Generation Business.

      “Power Generation Business” means any business engaged in designing, developing, providing services to, managing, owning or investing in power generation facilities.

      “Restricted Opportunity” means a Corporate Opportunity offered to a Dual Role Person solely in such Dual Role Person’s capacity as a director, an officer or employee of the Corporation or of any of its Affiliated Companies.

Section 4.   Termination. The provisions of this ARTICLE TWELVE shall have no further force or effect (i) with respect to Sponsor Parent and its Affiliated Companies at such time as Sponsor Parent and its Affiliated Companies are no longer entitled to designate any directors to the Board of Directors pursuant to ARTICLE SIX hereof and (ii) with respect to any Dual Role Person when such Dual Role Person no longer serves as a director or officer of the Corporation ; provided, however, that any such termination shall not affect the effectiveness of any written contractual agreement between the Corporation or any of its Affiliated Companies, on the one hand, and Sponsor Parent or any of its Affiliated Companies, on the other hand, that was entered into before such time or any transaction entered into in the performance of such agreement, arrangement or other understanding, whether entered into before or after such time.

Section 5.   Deemed Notice. Any Person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Corporation shall be deemed to have notice and to have consented to the provisions of this ARTICLE TWELVE.

Section 6.   Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this ARTICLE TWELVE shall not affect the other provisions or parts hereof, and this ARTICLE TWELVE shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

ARTICLE THIRTEEN

Notwithstanding any other provisions of this Certificate or any provisions of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of the capital stock required by law or this Certificate (including any duly authorized certificate of designation of any series of Preferred Stock), the affirmative vote of the holders of at least 66 2∕3% of the combined voting power of all of the then outstanding shares of the capital stock of the Corporation eligible to be cast in the election of directors generally voting as a single class shall be required to alter, amend or repeal Section 3 of ARTICLE FOUR hereof, ARTICLE EIGHT hereof, Section 2 of ARTICLE NINE hereof or this ARTICLE THIRTEEN or any provision thereof or hereof. Approval of the Conflicts Committee shall be required to alter, amend or repeal ARTICLE SIX hereof, ARTICLE SEVEN hereof, Section 3 of ARTICLE NINE hereof, ARTICLE TWELVE hereof or this ARTICLE THIRTEEN or any provision thereof or hereof.

ARTICLE FOURTEEN

The Corporation hereby elects not to be governed by Section 203 of the DGCL.

ARTICLE FIFTEEN

The Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL, this Certificate (as may be amended, altered, changed or repealed) or the Bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this ARTICLE FIFTEEN shall be held to be invalid, illegal or unenforceable as applied to any Person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this ARTICLE FIFTEEN (including, without limitation, each portion of any sentence of this ARTICLE FIFTEEN containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other Persons or entities and circumstances shall not in any way be affected or impaired thereby. Any Person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE FIFTEEN.